UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK HEDGE FUND GUIDED PORTFOLIO SOLUTION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock Hedge Fund Guided Portfolio Solution Why am I receiving this letter? You were a shareholder of record of the Fund on September 11, 2023. The purpose of this notice, as described in the proxy statement, is to seek shareholder approval of the four nominees named in the proxy statement (the “Nominees”) to the Board of Trustees (the “Board” and the members thereof, “Board Members”). We understand that the proxy process can be frustrating, and that you have received several communications from us. Please understand that a certain number of votes must be received to hold the Fund’s special shareholder meeting. To meet this requirement, the Fund has adjourned the special meeting to January 9, 2024, at 11:00 a.m. (Eastern time). As a result, you still have an opportunity to vote. How does the Board recommend that I vote? ?The Board has reviewed the qualifications and backgrounds of the Nominees and believe that their election would be in your best interest. ?The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Nominees. How do I vote? Voting is simple and quick, please use one of the following options: Vote Online Vote by Phone Vote by Mail using the website or QR code by calling the toll-free by completing and returning provided on the proxy card number on the proxy card your proxy card in the postage paid envelope provided If you have any questions on how to vote or about the proposal to be voted on, please contact Computershare Fund Services (“Computershare”) at 1-866-963-6132. The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-33514 or by calling Computershare, the Fund’s proxy solicitor, toll free at 1-866-963-6132.